Exhibit 99.2

AT THE COMPANY
Robert O’Brien
Executive Vice President – Chief Financial Officer
216-621-6060

Jeff Linton
Vice President – Corporate Communication
216-621-6060

For immediate release

Forest City to Offer $175 Million Convertible Senior Notes

CLEVELAND, Ohio – October 19, 2009 – Forest City Enterprises, Inc. (NYSE:FCEA and FCEB) today announced its intention to offer, subject to market and other conditions, $175 million aggregate principal amount of convertible senior notes due 2016 (“the Notes”). The Notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).

The Notes are expected to be convertible, at the holder’s option, into Forest City’s Class A common stock at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date. The interest rate, conversion rate, conversion price and other terms of the Notes will be determined by negotiations between Forest City and the initial purchasers of the Notes. Forest City expects to grant to the initial purchasers a 13-day option to purchase up to an additional $25 million aggregate principal amount of Notes to cover overallotments.

The Notes will be general senior unsecured obligations of Forest City Enterprises, Inc.

In connection with the offering, Forest City intends to enter into convertible note hedge transactions with affiliates of one or more of the initial purchasers of the Notes (“the counterparties”). The convertible note hedge transactions are intended to reduce, subject to a limit, the potential dilution with respect to Forest City’s Class A common stock upon conversion of the Notes. If the initial purchasers of the Notes exercise their overallotment option to purchase additional Notes, Forest City expects to use a portion of the net proceeds from the sale of such additional Notes to enter into additional convertible note hedge transactions.

In connection with establishing their initial hedge of these transactions, the counterparties have informed Forest City that they expect to enter into various derivative transactions with respect to Forest City’s Class A common stock concurrently with or shortly after the pricing of the Notes. In addition, the counterparties have informed Forest City that they are likely to modify their hedge positions by entering into or unwinding various derivative transactions with respect to Forest City’s Class A common stock and/or by purchasing or selling shares of Forest City’s Class A common stock or other of Forest City’s securities (including the Notes) in secondary market transactions during the term of the Notes.

Forest City expects to use the net proceeds from the offering to pay the cost of the convertible note hedge transactions, to reduce outstanding borrowings on the Company’s $750 million revolving credit facility, and for general corporate purposes, which, depending on prevailing market conditions, could include repayment of debt with earlier maturities.

The Notes and the shares of Forest City’s Class A common stock issuable upon conversion of the Notes have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

No Solicitation

This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.